EXHIBIT 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Founder Gerry Cysewski, Ph.D., Named Interim President & CEO of Cyanotech

KAILUA KONA, HAWAII (April 4, 2016) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, today announced that its founder, Gerald R. Cysewski, Ph.D., has been named interim President and Chief Executive Officer effective March 31, 2016, replacing Brent D. Bailey, who has resigned. A special committee of Cyanotech’s board of directors has begun the search for a permanent CEO.

Bailey said ”Over the last five years, net sales have nearly doubled and we have transformed Cyanotech from a bulk ingredient supplier to a branded consumer products manufacturer with leading market share in both Astaxanthin and Spirulina. Now I feel it is time to place more focus on my family. I love this company and believe it is well positioned for the future. It has been a privilege to lead Cyanotech.”

On behalf of Cyanotech’s board, chairman Michael Davis said, “We recognize Brent’s contributions to Cyanotech, including developing and maintaining important customer relationships and distribution channels and upgrading its facilities and processes.

“We are pleased to have someone with Dr. Cysewski’s detailed knowledge of Cyanotech’s business and his perspective as the company’s founder to guide Cyanotech during this transitional phase. Our priority is to identify a leader who can leverage our company’s assets and leadership team to drive the next stage of Cyanotech’s growth.”

“This is an exciting time for Cyanotech and I am eager to take on the opportunities that lie ahead,” Dr. Cysewski said. “As Cyanotech continues to shift its focus to vertical integration, we believe that there are significant growth opportunities for the company in the future.”

Dr. Cysewski, who co-founded Cyanotech in 1983 and has served as a director since that time, has been Executive Vice President and Chief Scientific Officer. From 1990 to 2008, he served as the Company’s President and Chief Executive Officer, as well as Chairman of the Board. Before founding Cyanotech, he was Group Leader of Microalgae Research and Development at Battelle Northwest, a major contract research and development firm. Previously, he was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski is recognized as a leading authority on large scale production of micro-algae and is a frequently invited speaker at industry gatherings around the world.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com